Exhibit 99.1

Cancer Genetics Receives Non-Dilutive Funding of $1.1 Million through New Jersey Technology Business Tax Certificate Transfer (NOL) Program

RUTHERFORD, N.J., — December 28, 2017 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, today announced that the company has received $1.1 million in net cash proceeds from the transfer of tax credits approved by the New Jersey Economic Development Authority’s (NJEDA) New Jersey Technology Business Tax Certificate Transfer (NOL) program. The payment, received in December 2017, is net of administrative and sales expenses and fees associated with the program.

“We greatly appreciate the continued support of the NJEDA under this program, whose funding serves as a catalyst to support key R&D and growth initiatives for CGI,” said Panna Sharma, CEO of Cancer Genetics, Inc. “This non-dilutive capital will help to accelerate the development and commercialization of precision oncology technologies in multiple cancer indications as well as solidify our commitment to bring innovation in the biotech industry to the state of New Jersey.”

The NOL program, developed by the New Jersey Economic Development Authority (EDA) in 1999, provides funds each year to eligible New Jersey-based technology and biotechnology companies to support job creation and innovation. This program allows companies to sell New Jersey net operating losses and R&D tax credits for at least 80 percent of the value of the tax benefits, up to a maximum lifetime benefit of $15 million per business, to turn their tax losses and credits into cash proceeds to fund additional R&D, buy equipment and/or facilities, or cover other allowable expenditures. The New Jersey Economic Development Authority (NJEDA) determines eligibility, and the New Jersey Division of Taxation determines the value of the tax benefits (NOL and R&D Tax Credits).

ABOUT CANCER GENETICS

Cancer Genetics Inc. is a leader in enabling precision medicine in oncology from bench to bedside through the use of oncology biomarkers and molecular testing. CGI is developing a global footprint with locations in the US, India and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to Cancer Genetics’ strategic focus and the future development, commercialization and outcomes associated with its tests and testing services.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2016 and the Form 10-Q for the Quarter ended September 30, 2017 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.